Exhibit 10.1

LOAN AND SECURITY AGREEMENT

BY AND AMONG

SILICON VALLEY BANK

as Bank

AND

3D SYSTEMS CORPORATION

and

3D SYSTEMS INC.

as Borrowers

i

ii

13.	DEFINITIONS		22
	13.1	Definitions.	22

iii

This LOAN AND SECURITY AGREEMENT dated as of June 30, 2004 among SILICON VALLEY BANK (“Bank”), whose address is 3003 Tasman Drive, Santa Clara, California 95054, 3D SYSTEMS CORPORATION, a Delaware corporation (the “Company”), and its Subsidiary, 3D SYSTEMS, Inc., a California corporation (“3D California”) (the Company and 3D California are sometimes referred to herein individually as a “Borrower” and collectively, jointly and severally, as the “Borrowers”), whose address is 26081 Avenue Hall, Valencia, CA  91355 provides the terms on which Bank will lend to Borrowers and Borrowers will repay Bank.  The parties agree as follows:

1.                                       ACCOUNTING AND OTHER TERMS.

Accounting terms not defined in this Agreement will be construed following GAAP. Calculations and determinations must be made following GAAP in effect on the Effective Date.  The term “financial statements” includes the notes and schedules.  The terms “including” and “includes” always mean “including (or includes) without limitation,” in this or any Loan Document.

2.                                       LOAN AND TERMS OF PAYMENT

2.1                                 Promise to Pay.

Each Borrower, jointly and severally, agrees to pay Bank the unpaid principal amount of all Advances and drawn but unreimbursed Letters of Credit issued for the account of a Borrower and interest on the unpaid principal amount of each thereof pursuant to the terms of this Agreement.

2.1.1                        Revolving Advances.

(a)           Bank will make Advances not exceeding the Committed Revolving Line, minus an amount equal to the sum of: (i) the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) (such amount, the “Letter of Credit Amount”) plus (ii) the outstanding FX Reserve.  Amounts borrowed under this Section may be repaid and reborrowed during the term of this Agreement.

(b)                                 The Company shall request Advances pursuant to the terms of Exhibit A-1.

(c)           The Committed Revolving Line terminates on the Revolving Maturity Date, when all Advances are immediately payable.

2.1.2                        Letters of Credit Sublimit.

Bank will issue or have issued letters of credit (each a “Letter of Credit”) for the Borrowers’ account not exceeding (i) the Committed Revolving Line minus (ii) an amount equal to: (y) the outstanding principal balance of the Advances, plus (z) the FX Reserve; however, the Letter of Credit Amount shall at no time exceed $7,500,000 minus an amount equal to the outstanding FX Reserve.  Each Letter of Credit will have an expiry date of no later than 180 days after the Revolving Maturity Date.  In any event, if the Bank does not elect to extend the terms of this Agreement, then all Letters of Credit that are outstanding following the Revolving Maturity Date will be secured by unencumbered cash in an amount equal to the face amount of such Letter of Credit on terms acceptable to Bank.  Each Borrower agrees to execute any further documentation in connection with the Letters of Credit as Bank may reasonably request.

2.1.3                        Foreign Exchange Sublimit.

If there is availability under the Committed Revolving Line, then the Company, on behalf of the Borrowers, may enter into foreign exchange forward contracts with the Bank under which Borrowers commit to purchase from or sell to Bank a set amount of foreign currency more than one business day after the contract date (the “FX Forward Contract”).  On the effective date of each FX Forward Contract (and without giving effect to any future changes in the market value of such FX Forward Contract), Bank will subtract 10% of the value of such FX Forward Contract (the “FX Reserve”) from the foreign exchange sublimit, which sublimit shall be an amount equal to (i) $7,500,000 minus (ii) an amount equal to the face amount of then outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit).  On the termination date of each FX Forward Contract, the FX Reserve corresponding to such FX Forward Contact shall be released by Bank.  Bank may terminate all outstanding FX Forward Contracts if an Event of Default is declared and Bank has commenced to exercise its remedies under Section 9.1(a), but only if the Company does not provide cash collateral in an aggregate amount of the FX Reserve or other assurance of performance of the obligations under all outstanding FX Forward Contracts satisfactory to Bank within 10 days after the declaration of such Event of Default.

2.2                                 Overadvances.

If the Revolving Obligations outstanding under Section 2.1.1, 2.1.2, and 2.1.3 exceed the Committed Revolving Line or exceed the applicable sublimits, the Borrowers must immediately pay Bank the excess or, in the case that the Letter of Credit or FX Forward Contract sublimits are exceeded, the Borrowers will cash collateralize such excess.

2.3                                 Interest Rate, Payments.

(a)           Interest Rate.  Advances accrue interest on the outstanding principal balance at the Interest Rate as defined in Exhibit A-1.  So long as an Event of Default has occurred and is continuing the Obligations shall accrue interest at 5 percent above the rate in effect immediately before the occurrence of such Event of Default.  Interest is computed on a 360 day year for the actual number of days elapsed.

(b)           Payments.  Interest due on the outstanding Advances, as well as Bank Expenses payable pursuant to Section 9.4, are payable on the first day of each month.  In the event that Bank makes any payments pursuant to Section 9.4, Bank shall provide to Borrower, promptly after any such payment is made, supporting documentation relating to such payment .  Bank may debit any of Borrowers’ deposit accounts including Account Number 3300395760 (the “Debiting Account”) for principal and interest payments owing by Borrowers to Bank so long as such debit occurs on the date when such payment is due before 12:00 noon Pacific time.  Bank will promptly notify the Company when it debits an account of a Borrower.  These debits are not a set-off.  Payments received after 12:00 noon Pacific time are considered received at the opening of business on the next Business Day provided, however, that if the funds in the Debiting Account equal or exceed the amount then due and owing to Bank hereunder, then Bank will debit any payments due before 12 noon on the date any such payment is due.  When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional fees or interest accrue.

2.4                                 Fees.

Each Borrower will jointly and severally pay:

(a)           Bank Expenses. All Bank Expenses (including reasonable attorneys’ fees and reasonable expenses) incurred through and after the date of this Agreement, are payable when due. The amount of Bank Expenses actually invoiced and paid on the Effective Date shall be netted against the unapplied expense deposit previously delivered by the Company to Bank.

(b)                                 Closing Fee. A closing fee in the amount of $37,500 fully earned and payable on the Effective Date.

(c)           Unused Line Fee.  Beginning on July 1, 2004 and on the first day of each calendar quarter thereafter during the term of this Agreement, an unused line fee, payable in arrears, in an amount equal to 0.375% per annum multiplied by the difference of: (i) $15,000,000 minus (ii) the average Daily Balance of Revolving Obligations that were outstanding during the immediately preceding calendar quarter, provided, however, that the first payment of such fee shall be prorated from the Effective Date through June 30, 2004; and provided, further, that if this Agreement terminates on a date other than the first day of a quarter, this fee shall be due on the date of termination and it shall be prorated to reflect the partial quarter.

(d)           Letter of Credit Fee.  A non-refundable letter of credit fee equal to 1.00% per annum (or the pro rata portion thereof for the number of days in any period of less than a year that the applicable Letter of Credit is scheduled to be outstanding in accordance with its terms) of the face amount of each Letter of Credit which is a standby letter of credit plus standard documentation and issuance fees charged by Bank, payable on the issuance date of such Letter of Credit and thereafter annually in advance and fully earned upon payment of such fee.

3.                                       CONDITIONS OF LOANS

3.1                                 Conditions Precedent to Initial Credit Extension.

The obligation of Bank to make the initial Credit Extension provided for hereunder, is subject to the fulfillment, to the satisfaction of Bank (the making of such initial extension of credit by Bank being conclusively deemed to be its satisfaction or waiver of the following), of each of the following conditions precedent:

(a)           Bank shall have received a filing authorization, duly executed by each Borrower and each Guarantor, together with appropriate financing statements duly filed in such office or offices as may be necessary or, in the opinion of Bank, desirable to perfect the Bank’s Liens in and to the Collateral, and Bank shall have received searches reflecting the filing of all such financing statements;

(b)           Bank shall have received each of the following documents, in form and substance satisfactory to Bank, duly executed, and each such document shall be in full force and effect:

(i)                                     the Control Agreements,

(ii)                                  the Intercompany Subordination Agreement,

(iii)          the Stock Pledge Agreements, together with all certificates representing the shares of Stock pledged thereunder, as well as Stock powers with respect thereto endorsed in blank,

(iv)                              the Joint and Several Borrower Rider,

(v)                                 the Negative Pledge Agreement,

(vi)                              the Guaranties, and

(vii)                           the Security Agreements.

(c)           Bank shall have received borrowing resolutions from the Secretary of each Borrower and Guarantor (i) attesting to the resolutions of each such Person’s Board of Directors (or other governing body) authorizing its execution, delivery, and performance of this Agreement and the other Loan Documents to which such Person is a party, (ii) authorizing specific officers of such Person to execute the same, and (iii) attesting to the incumbency and signatures of such specific officers of such Person;

(d)           Bank shall have received copies of the Governing Documents, as amended, modified, or supplemented to the Effective Date, of each Borrower and Guarantor certified by the applicable Secretary of each such Person;

(e)           Bank shall have received a certificate of status with respect to each Borrower and Guarantor, dated within 10 days of the Effective Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of such Person, which certificate shall indicate that such Person is in good standing in such jurisdiction;

(f)            Bank shall have received certificates of status with respect to the Company and 3D California, each dated within 30 days of the Effective Date, such certificates to be issued by (i) in the case of the Company, the Colorado and California Secretaries of State and (ii) the case of 3D California, the Colorado Secretary of State, and which certificates shall indicate that each such Person is in good standing in such jurisdictions;

(g)           Bank shall have received a certificate of insurance, together with the endorsements thereto, as are required by Section 6.5, the form and substance of which shall be satisfactory to Bank;

(h)           Bank shall have received an opinion of Gibson, Dunn & Crutcher LLP, special counsel to the Borrowers, in form and substance satisfactory to Bank;

(i)            Bank shall have received satisfactory evidence (including a certificate of the chief financial officer of the Company) that all tax returns required to be filed by the Company and its Subsidiaries have been timely filed, and all taxes shown upon such returns as due have been paid and all other taxes upon each of the Company and its Subsidiaries or their properties, assets, income, and franchises (including Real Property taxes, sales taxes, and payroll taxes) have been paid prior to delinquency, except (i) those taxes being contested in good faith, through appropriate proceedings and for which the relevant Borrower has established adequate reserves under GAAP or (ii) to the extent the failure to file any such tax returns or pay any such tax could not reasonably be expected to result in a Material Adverse Change;

(j)            the Company shall have paid all Bank Expenses incurred in connection with the transactions contemplated by this Agreement, to the extent invoices therefor have been presented to the Company; and

(k)           all other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered, executed, or recorded and shall be in form and substance satisfactory to Bank.

3.2           Conditions Precedent to all Credit Extensions.

Bank’s obligations to make each Credit Extension, including the initial Credit Extension, is subject to the following:

(a)                                  timely receipt of any Payment/Advance Form; and

(b)           the representations and warranties in Section 5 must be materially true on the date of the Payment/Advance Form and on the effective date of each Credit Extension and no Event of Default may have occurred and be continuing, or result from the Credit Extension. Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties of Section 5 remain materially true.

3.3                                 Condition Subsequent.

The obligation of Bank to continue to make Advances (or otherwise extend credit hereunder) is subject to fulfillment, on or before the date applicable thereto of the condition subsequent set forth below (the failure by Borrowers to so perform or caused to be performed constituting an Event of Default):

(a)           Bank shall have received a Collateral Access Agreement with respect to the premises located at 26081 Avenue Hall, Valencia, CA  91355 within 90 days of the date hereof.

4.                                       CREATION OF SECURITY INTEREST

4.1                                 Grant of Security Interest.

Each of the Company and 3D California grants Bank a continuing security interest in all presently existing and later acquired Collateral to secure all Obligations and the performance of each of Borrowers’ duties under the Loan Documents.  Except for Permitted Liens, any security interest will be a first priority security interest in the Collateral.  Unless otherwise agreed by the Borrower on whose name the applicable account is maintained and Bank, Bank may place a “hold” on any deposit account pledged as Collateral solely after the occurrence and during the continuance of an Event of Default. If this Agreement is terminated, Bank’s lien and security interest in the Collateral will continue until Borrower fully satisfies its Obligations (other than contingent indemnification obligations, which obligations shall survive the release of Bank’s lien and security interest in the Collateral).

4.2                                 Authorization of File.

Each Borrower authorizes Bank to file financing statements without notice to such Borrower, with all appropriate jurisdictions, as Bank deems appropriate, in order to perfect or protect Bank’s interest in the Collateral.

5.                                       REPRESENTATIONS AND WARRANTIES

As of the Effective Date and on the date of each Advance, each Borrower represents and warrants as follows:

5.1                                 Due Organization and Authorization.

The Company and each Subsidiary is duly existing and in good standing in its state of formation and qualified and licensed to do business in, and in good standing in, any state in which the conduct of its business or its ownership of property requires that it be qualified, except where the failure to do so could not reasonably be expected to cause a Material Adverse Change. Within the last five years, neither Borrower has changed its state of formation or its organizational structure or type or any organizational number (if any) assigned by its jurisdiction of formation.

The execution, delivery and performance of the Loan Documents have been duly authorized, and do not conflict with the formation documents of either Borrower, nor constitute an event of default under any material agreement by which Borrower is bound.  Neither Borrower is in default under any agreement to which or by which it is bound in which the default could reasonably be expected to cause a Material Adverse Change.

5.2                                 Collateral.

Each of the Borrowers has good title to the Collateral, free of Liens except Permitted Liens or such Borrower has Rights to each asset that is Collateral.  Neither of the Borrowers has any other deposit account, other than the deposit accounts described in the Schedule.  The

Accounts reflected on the Company’s consolidated balance sheet (subject to the reserves against such Accounts described therein) are bona fide, existing obligations.  The Collateral is not in the possession of any third party bailee (such as at a warehouse), other than as described in the Schedule.  In the event that a Borrower, after the date hereof, intends to store or otherwise deliver the Collateral to such a bailee, then such Borrower will contemporaneously therewith notify Bank and, if such bailee holds more than $500,000 in Collateral, such bailee must acknowledge in writing that the bailee is holding such Collateral for the benefit of Bank.  All Inventory shown on the Company’s consolidated financial statements (net of reserves for obsolete and slow moving items shown thereon) is of a quality and quantity usable in the ordinary course of business of the Company and its Subsidiaries.

5.3                                 Intellectual Property.

Each Borrower owns all the patents, trademarks, permits, service marks, trade names, copyrights, licenses, franchises and formulas, or rights with respect to the foregoing, or each has obtained licenses or assignments of all other rights of whatever nature necessary for the present conduct of its businesses, without any known conflict with the rights of others which, or the failure to obtain which, as the case may be, would reasonably be expected to result in a Material Adverse Change.

5.4                                 Litigation.

Except as shown in the Schedule, there are no actions or proceedings pending or, to the knowledge of the Company’s Responsible Officers, threatened by or against the Company or any Subsidiary in which a likely adverse decision could reasonably be expected to cause a Material Adverse Change.

5.5                                 No Material Adverse Change in Financial Statements.

All consolidated financial statements for the Company, delivered to Bank fairly present in all material respects the Company’s consolidated financial condition and its consolidated results of operations.  There has not been any Material Adverse Change in the Company’s consolidated financial condition since the date of the most recent financial statements submitted to Bank.

5.6                                 Solvency.

The fair salable value of the assets of the Company and its Subsidiaries, on a consolidated basis, (including goodwill minus disposition costs) exceeds the fair value of their liabilities, on a consolidated basis; the Company and its Subsidiaries, on a consolidated basis, are not left with unreasonably small capital after the transactions contemplated by this Agreement; and each Borrower is able to pay its debts (including trade debts) as they mature.

5.7                                 Regulatory Compliance.

(a)           Neither Borrower is an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act.  Neither Borrower is engaged as one of its important activities in extending credit for margin stock (under Regulations T and U of the Federal Reserve Board of Governors).

(b)           Each Borrower has complied in all material respects with the Federal Fair Labor Standards Act, except where the failure to so comply could not reasonably be expected to result in a Material Adverse Change.

(c)           Each Borrower has not violated any laws, ordinances or rules governing such Borrower, the violation of which could reasonably be expected to cause a Material Adverse Change.

(d)           Except as set forth in Schedule 5.7 attached hereto, none of the Company’s or any Subsidiary’s properties or assets has been used by the Company or any Subsidiary or, to the best of the Company’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally or in any other manner which could not reasonably be expected to result in a Material Adverse Change.

(e)           The Company and each Subsidiary have timely filed all tax returns required to be filed by the Company and its Subsidiaries, all taxes shown upon such returns as due have been paid and all other material taxes upon each of the Company and its Subsidiaries or their properties, assets, income, and franchises (including Real Property taxes, sales taxes, and payroll taxes) have been paid prior to delinquency, except (i) those taxes being contested in good faith, through appropriate proceedings and for which the relevant Borrower has established adequate reserves under GAAP or (ii) to the extent the failure to file any such tax returns or pay any such tax could not reasonably be expected to result in a Material Adverse Change.

(f)            The Company and each Subsidiary have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all government authorities that are necessary to continue its business as currently conducted, except where the failure to do so could not reasonably be expected to result in a Material Adverse Change.

5.8                                 Subsidiaries.

Neither Borrower owns any Stock, partnership interest or other equity securities except for Permitted Investments.

5.9                                 Full Disclosure.

No written representation, warranty or other statement of either Borrower in any certificate or written statement given to Bank (taken together with all such written certificates and written statements to Bank) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading, it being recognized by Bank that the projections and forecasts provided by the Company have been provided by the Company in good faith and based upon reasonable assumptions that are not to be viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected and forecasted results.

6.                                       AFFIRMATIVE COVENANTS

Each Borrower will do all of the following for so long as Bank has an obligation to lend, or there are outstanding Obligations:

6.1                                 Government Compliance.

Each Borrower will maintain its and all Subsidiaries’ legal existence and good standing in its jurisdiction of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to result in a Material Adverse Change, except for the Subsidiaries listed in Schedule 6.1 and such other Subsidiaries as are no longer useful to the conduct of the Company’s consolidated business.  Each Borrower will comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, noncompliance with which could have a material adverse effect on Borrower’s business or operations or would reasonably be expected to cause a Material Adverse Change.

6.2                                 Financial Statements, Reports, Certificates.

(a)           The Company will deliver to Bank:  (i) a company prepared consolidated and consolidating balance sheet and income statement and consolidated statement of cash flows covering the Company’s consolidated operations during the period, certified by a Responsible Officer and in a form acceptable to Bank as soon as available, but no later than the earlier of: (y) 45 days after the last day of each fiscal quarter (excluding the Company’s fourth fiscal quarter), or (z) within 5 days after the filing of such financial statements with the Securities and Exchange Commission (“SEC”); (ii) as soon as available, but no later than 90 days after the last day of the Company’s fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm reasonably acceptable to Bank; (iii) as soon as available, but no later than 90 days after the last day of the Company’s fiscal year, a company prepared consolidating balance sheet and income statement covering the Company’s consolidated operations during the fiscal year, certified by a Responsible Officer, (iv) within 5 days after filing, copies of all reports on Form 10-K, 10-Q and 8-K filed with the SEC; (v) a prompt report of any legal actions pending or threatened in writing against the Company or any Subsidiary that could reasonably be expected to result in damages or costs to the Company or any Subsidiary of $1,000,000 or more; (vi) as soon as available but no later than 30 days after the end of each fiscal year the Company’s financial projections for the upcoming year and, following approval thereof by the Company’s Board of Directors written notice of such approval together with a description of any material deviations from the projections delivered to the Bank; (vii) budgets, sales projections, operating plans or other financial information Bank reasonably requests; and (viii) prompt notice of any material change in the composition of the Intellectual Property, including any subsequent ownership right of the Company or a domestic Subsidiary in or to any material (in the Company’s good faith business judgment) registered Copyright, Patent or Trademark not shown in any intellectual property security agreement between Borrower and Bank or knowledge of an event that materially adversely affects the value of the Intellectual Property.

(b)           Within 45 days after the last day of each fiscal quarter, the Company will deliver to Bank with the quarterly financial statements a Compliance Certificate signed by a Responsible Officer in the form of Exhibit C.

(c)           Bank has the right to audit the Collateral at the Company’s expense, but the audits will be conducted no more often than every six months unless an Event of Default has occurred and is continuing.

6.3                                 Inventory; Returns.

All Inventory shown on the Company’s consolidated financial statements (net of reserves for obsolete and slow moving items shown thereon) will be of a quality and quantity usable in the ordinary course of business of the Company and its Subsidiaries and presented with a value thereon at the lesser of cost or the net realizable value thereof, as determined in accordance with GAAP.  Returns and allowances between each Borrower and its account debtors will follow such Borrower’s customary practices as they exist at execution of this Agreement. Each Borrower must promptly notify Bank of all returns, recoveries, disputes and claims, that involve more than $2,000,000 in the aggregate for which provision have not already been made in the Company’s consolidated financial statements.

6.4                                 Taxes.

The Company will make, and cause each Subsidiary to make, timely payment of all federal, state, and local taxes or assessments and will deliver to Bank, promptly on demand, appropriate certificates attesting to the payment thereof, except to the extent (i) such taxes are being contested in good faith, through appropriate proceedings and adequate reserves have been established under GAAP or (ii) the failure to pay any such tax could not reasonably be expected to result in a Material Adverse Change.

6.5                                 Insurance.

Each Borrower will keep its business adequately insured as determined by the Company in the exercise of its prudent business judgment, provided that any such insurance policies shall be of the type and provide coverage substantially similar to other insurance policies maintained by companies in Borrowers’ industry. All property policies will have a lender’s loss payable endorsement showing Bank as an additional loss payee and all liability policies will show the Bank as an additional insured and provide that the insurer must give Bank at least 20 days notice before canceling its policy.  At Bank’s request, each Borrower will deliver certified copies of policies and evidence of all premium payments.  Proceeds payable under any policy providing coverage for property losses will, at Bank’s option following the occurrence and during the continuance of an Event of Default, be payable to Bank on account of the Obligations.  At any time during which an Event of Default does not then exist, all proceeds in respect of casualty insurance shall be advanced to the Company or its Subsidiaries to be used solely for the prompt repair or replacement of the damaged or destroyed property that gave rise to casualty claim.

6.6                                 Location of Inventory and Equipment.

The Company and its domestic Subsidiaries may relocate assets in the ordinary course of business, which assets are located, as of the Effective Date, primarily at the locations identified on Schedule 6.6.  The Company and its domestic Subsidiaries agree that each thereof will endeavor to provide Bank with prior written notice of any change in the location of their assets or promptly following any such change, except if related to any transfer of assets between locations identified on Schedule 6.6 or in-transit to account debtors.  The Company will give Bank 10 Business Days prior written notice of any change in the chief executive office of the Company or any domestic Subsidiary, which chief executive office is, as of the Effective Date, identified on Schedule 6.6(b).

6.7                                 Primary Accounts.

The Borrowers will maintain their primary depository, operating, and investment accounts with Bank.  The foregoing notwithstanding, Bank understands and agrees that (i) the Borrowers currently maintain their primary depository, operating and investment accounts with U.S. Bank, (ii) the Borrowers will continue to maintain such accounts while the Borrowers’ notify their account debtors and transition the collection of Accounts from U.S. Bank to Bank and (iii) the retention of such accounts is not a default under this Agreement.

6.8                                 Financial Covenants.

The Company will maintain, on a consolidated basis, as of the last day of each calendar quarter (unless otherwise indicated):

(i)            Quick Ratio (Adjusted).  (a) as of June 30, 2004, as of September 30, 2004, and as of December 31, 2004, a ratio of Quick Assets to Adjusted Current Liabilities of at least 0.90 to 1.00 and (b) as of March 31, 2005, and as of the last day of each calendar quarter thereafter, a ratio of Quick Assets to Adjusted Current Liabilities of at least 1.00 to 1.00.

(ii)           Minimum Deposits.  At all times Revolving Obligations equal or exceed $5,000,000, the Company shall maintain, on a consolidated basis, unrestricted cash and cash equivalents in investments and deposit accounts maintained in financial institutions within the United States equal to or greater than an amount equal to the product of: (i) the Revolving Obligations multiplied by (ii) 0.6667.

(iii)          Adjusted Total Liabilities/Tangible Net Worth Ratio. If there are any Advances outstanding under Section 2.1.1 as of the last day of such calendar quarter, (a) as of June 30, 2004, as of September 30, 2004, and as of December 31, 2004, a ratio of (y) Total Liabilities less Subordinated Debt to (z) Tangible Net Worth, of not more than 2.10 to 1:00 and (b) as of March 31, 2005, and as of the last day of each calendar quarter thereafter a ratio of (y) Total Liabilities less Subordinated Debt to (z) Tangible Net Worth, of not more than 2.00 to 1.00.

(iv)          Tangible Net Worth.  If there are any Advances outstanding under Section 2.1.1 as of the last day of such calendar quarter, a Tangible Net Worth of at least the sum of: (i) $20,000,000 plus (ii) the TNW Additions.

(v)           Domestic Tangible Assets.  Domestic Tangible Assets of not less than 25% of the Adjusted Tangible Assets.

6.9                                 Registration of Intellectual Property Rights.

Neither Borrower shall register any Copyrights with the United States Copyright Office unless it has given at least fifteen (15) days’ prior notice to Bank of its intent to register such Copyrights and has provided Bank with a copy of the application it intends to file with the United States Copyright Office (excluding exhibits thereto).  Each Borrower shall promptly provide to Bank a copy of the Copyright application(s) filed with the United States Copyright Office, together with evidence of the recording of the security documents necessary for Bank to maintain the perfection and priority of its security interest in such Copyrights.

6.10                           Control Agreements.

With respect to deposit accounts or investment accounts maintained at financial institutions (other than Bank) located within the United States, within 30 days of the opening of any such deposit account or investment account, the Borrower that is the account holder will execute and deliver to Bank, a Control Agreement in form satisfactory to Bank in order for Bank to perfect its security interest in such Borrower’s deposit accounts or investment accounts; provided, however, that each Borrower may maintain deposit accounts or investment accounts that are not the subject of a Control Agreement so long as the aggregate average credit balances maintained in all such accounts does not exceed $500,000.

6.11                           Further Assurances.

Each Borrower will execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s security interest in the Collateral or to effect the purposes of this Agreement, provided, however, that unless requested by Bank neither Borrower shall be required to deliver certificates of title to Bank in respect of any equipment so certificated.

7.                                       NEGATIVE COVENANTS

Each Borrower will not do any of the following and will not allow any of its Subsidiaries to do any of the following without Bank’s prior written consent, which will not be unreasonably withheld:

7.1           Dispositions.

Convey, sell, lease, transfer or otherwise dispose of (collectively “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, other than Transfers (i) of Inventory in the ordinary course of business; (ii) of non-exclusive licenses and similar arrangements for the use of the property of the Company or its Subsidiaries in the ordinary course of business; (iii) of worn-out or obsolete Equipment or Equipment no longer used or useful in the business of the Company and its Subsidiaries; (iv) between the Company and any Subsidiary thereof or between Subsidiaries, in each case in the ordinary course of business or otherwise such that a violation of the financial covenant set forth in Section 6.8(v) could not reasonably be expected to result; (v) not in the ordinary course of business in an amount not to exceed, in the aggregate in any one fiscal year, the greater of: (y) $5,000,000 or (z) 5% of the Company’s consolidated assets (determined in accordance with GAAP) based on the Company’s financial statements for the fiscal year ended immediately prior to the date of such Transfer; and (vii) other Transfers of real property in an amount not to exceed $5,000,000 in the aggregate during the term of this Agreement.

7.2                                 Changes in Business, Ownership, Management or Locations of Collateral.

Engage in any business other than the businesses currently engaged in by the Company or its Subsidiaries or reasonably related, complementary or incidental thereto or are reasonable extensions thereof.  Neither Borrower will relocate its chief executive office to a location outside of the United States or change its state of formation (including reincorporation) to a jurisdiction outside of the United States.  Neither Borrower will, without at least 10 Business Days prior written notice thereof being provided to the Bank, relocate its chief executive office to a location within the United States, change its state of formation (including reincorporation to a jurisdiction within the United States), or change its organizational number or name.

7.3                                 Mergers or Acquisitions.

Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the Stock or property of another Person, except (A) where (i) no Event of Default has occurred and is continuing or would result from such action, (ii) the aggregate value of such transactions does not exceed $5,000,000 in any one calendar year, (iii) a Borrower or one of their Subsidiaries is the surviving entity after any such transaction has been consummated and, in the case of a transaction involving a Borrower or Guarantor, the surviving entity has assumed the Obligations of the corresponding Borrower or Guarantor pursuant to documentation reasonably acceptable to Bank, (iv) the security interests of Bank, if any, have attached to the domestic assets of the surviving entity, unless both parties to the subject transaction were foreign Subsidiaries, and (v) such transaction would not result in a decrease of more than 25% of Tangible Net Worth; (B) in connection with an acquisition or merger that constitutes a Permitted Investment; and (C) any Subsidiary may merge into or consolidate with a Borrower or another directly or indirectly wholly owned Subsidiary of the Company.

7.4                                 Indebtedness.

Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5                                 Encumbrance.

Create, incur, or allow any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, or permit any Collateral not to be subject to the first priority security interest granted here, subject to Permitted Liens.

7.6                                 Distributions; Investments.

Directly or indirectly acquire or own any Person, or make any Investment in any Person, other than Permitted Investments, or permit any of its Subsidiaries to do so.  Pay any dividends or make any distribution or payment on or in respect of its Stock or redeem, retire or purchase any Stock, except that provided no Event of Default has occurred, is continuing or would exist after giving effect to any of the following, the Company may: (i) repurchase Stock from former employees, consultants, or directors of the Company under the terms of applicable repurchase agreements, restricted Stock plans, (ii) make distributions or pay dividends solely in the Stock of the Company or a Subsidiary, (iii) repurchase Stock or outstanding Stock options so long as the funds for such repurchases are derived from the proceeds of substantially concurrent Stock or convertible securities issuances, (iv) redeem Stock pledged as collateral for loans to employees outstanding as of the Effective Date, (v) pay dividends and distributions made by any of Borrower’s Subsidiaries to the holders of its Stock, (vi) repurchase Stock in connection with the exercise of Stock options or Stock appreciation rights so long as the consideration for such repurchases is not cash, (vii) repurchase Stock in order to allow the seller of such Stock to pay withholding tax obligations arising out of the purchase of such Stock, (viii) repurchase factional shares resulting from Stock splits, dividends, or purchases of businesses otherwise permitted herein, and (ix) pay cash dividends required to be paid to holders of Series B Preferred Stock.  The foregoing notwithstanding, the Company may redeem its Series B Preferred Stock at any time or from time to time after May 6, 2006, so long as (i) no Event of Default then exists or would result after giving effect to such redemption and (ii) after giving pro forma effect to such redemption, the Company is in compliance with Section 6.8

7.7                                 Intentionally Omitted.

7.8                                 Subordinated Debt.

Make or permit any payment on any Subordinated Debt, except under the terms of the Subordinated Debt, or amend any provision in any document relating to the Subordinated Debt in any material respect that is adverse to Bank, without Bank’s prior written consent, which consent shall not be unreasonably withheld; provided, however, that the Company may redeem all or any portion of its $10,000,000 aggregate principal amount of 7.0% convertible subordinated debentures at any time or from time to time after December 31, 2004 so long as (i) no Event of Default then exists or would result after giving effect to such redemption and (ii) after giving pro forma effect to such redemption, the Company is in compliance with Section 6.8.

7.9                                 Compliance.

Become an “investment company” or a company controlled by an “investment company,” under the Investment Company Act of 1940 or undertake as one of its important activities extending credit to purchase or carry margin Stock, or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if in any such case such failure or violation would reasonably be expected to cause a Material Adverse Change, or permit any of its Subsidiaries to do so.

8.                                       EVENTS OF DEFAULT

Any one of the following is an Event of Default:

8.1                                 Payment Default.

If either Borrower fails to pay any of the Obligations within 3 days after their due date.  During the additional period the failure to cure the default is not an Event of Default (but no Credit Extension will be made during the cure period);

8.2                                 Covenant Default.

(a)           If the Company fails to perform any obligation under Section 6.8 or either Borrower violates any of the covenants contained in Section 7 of this Agreement, or

(b)           If either Borrower fails or neglects to perform, keep, or observe any other material term, provision, condition, covenant, or agreement contained in this Agreement or in any of the Loan Documents and as to any default under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure such default within ten (10) Business Days after the earlier to occur of (y) the Company’s knowledge of such default and (z) the Bank’s written notice to the Company of such default; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by the applicable Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default (provided that no Credit Extensions will be made during such cure period);

8.3                                 Material Adverse Change.

If there (i) occurs a material adverse change in the business operations, or condition (financial or otherwise) of the Company and its Subsidiaries, on a consolidated basis; or (ii) is a material impairment of the prospect of repayment of any portion of the Obligations; or (iii) is a material impairment of the value or priority of Bank’s security interests in the Collateral (the foregoing being referred to as a “Material Adverse Change”).

8.4                                 Attachment.

If any material portion of the assets of the Borrowers is attached, seized, levied on, or comes into possession of a trustee or receiver and the attachment, seizure or levy is not removed in 10 days, or if either Borrower is enjoined, restrained, or prevented by court order from conducting a material part of its business or if a judgment or other claim becomes a Lien on a material portion of the assets of the Borrowers, or if a notice of lien, levy, or assessment is filed against any of the assets of the Borrowers by any government agency and not paid within 10 days after Borrower receives notice, in each case to the extent any such lien is not a Permitted Lien.  These are not Events of Default if stayed or if a bond is posted pending contest by Borrower (but no Credit Extensions will be made during the cure period);

8.5                                 Insolvency.

If either Borrower begins an Insolvency Proceeding or an Insolvency Proceeding is begun against a Borrower and not dismissed or stayed within 60 days (but no Credit Extensions will be made before any Insolvency Proceeding is dismissed) or either Borrower fails generally to pay its debts as they become due;

8.6                                 Other Agreements.

If there is a default in any agreement: (a) between a Borrower and a third party that gives the third party the right to accelerate any Indebtedness exceeding $1,000,000 (which right has not been waived), (b) other than the Loan Documents, between a Borrower and the Bank that gives the Bank the right to accelerate any Indebtedness exceeding $500,000 (which right has not been waived), or (c) between the Borrower and any party (including the Bank) that would reasonably be expected to result in a Material Adverse Change;

8.7                                 Judgments.

If a money judgment(s) not covered by insurance (issued by a solvent insurance company) in the aggregate of at least $1,000,000 is rendered against Borrowers or either of them and is unsatisfied, unstayed, unbonded pending appeal, for 30 days (but no Credit Extensions will be made before the judgment is stayed or satisfied);

8.8                                 Misrepresentations.

If either Borrower or any Person acting for either Borrower makes any material misrepresentation or material misstatement now or later in any warranty or representation in this Agreement or in any writing delivered to Bank pursuant to this Agreement or to induce Bank to enter this Agreement or any Loan Document; or

8.9                                 Change in Control.

If there occurs a Change in Control.

8.10                           Guaranty.

Any guaranty of any Obligations ceases for any reason to be in full force or any Guarantor does not perform any obligation under any guaranty of the Obligations, or any material misrepresentation or material misstatement exists now or later in any warranty or representation in any guaranty of the Obligations or in any certificate delivered to Bank in connection with the guaranty, or any circumstance described in Sections 8.4, 8.5 or 8.7 occurs to any Guarantor and, in each case, a Material Adverse Change has occurred.

9.                                       BANK’S RIGHTS AND REMEDIES

9.1                                 Rights and Remedies.

When an Event of Default occurs and continues Bank may, without notice or demand, do any or all of the following:

(a)           Declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank);

(b)           Stop advancing money or extending credit under this Agreement or under any other Loan Document;

(c)           Settle or adjust disputes and claims directly with account debtors for amounts, on terms and in any order that Bank considers advisable; notify any Person owing either Borrower money of Bank’s security interest in the funds and verify the amount of the Account.  The Borrowers must collect all payments in trust for Bank and, if requested by Bank, immediately deliver the payments to Bank in the form received from the account debtor, with proper endorsements for deposit;

(d)           Make any payments and do any acts it considers necessary or reasonable to protect its security interest in the Collateral.  The Borrowers will assemble the Collateral if Bank requires and make it available as Bank designates.  Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred.  The Borrowers grant Bank a license to enter and occupy any of their premises, without charge, to exercise any of Bank’s rights or remedies;

(e)           Apply to the Obligations any (i) balances and deposits of the Borrowers it holds, or (ii) any amount held by Bank owing to or for the credit or the account of either Borrower;

(f)            Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral.  Bank is granted a non-exclusive, royalty-free license or other right to use, without charge, either Borrower’s labels, Patents, Copyrights, rights of use of any name, trade secrets, trade names, Trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section, each Borrower’s rights under all licenses and all franchise agreements inure to Bank’s benefit; and

(g)                                 Dispose of the Collateral according to the Code.

9.2                                 Power of Attorney.

Effective only when an Event of Default occurs and continues, each Borrower irrevocably appoints Bank as its lawful attorney to:  (i) endorse such Borrower’s name on any checks or other forms of payment or security; (ii) sign such Borrower’s name on any invoice or bill of lading for any Account or drafts against account debtors, (iii) make, settle, and adjust all claims under such Borrower’s insurance policies; (iv) settle and adjust disputes and claims about the Accounts directly with account debtors, for amounts and on terms Bank determines reasonable; and (v) transfer the Collateral into the name of Bank or a third party as the Code permits.  Bank may exercise the power of attorney to sign each Borrower’s name on any documents necessary to perfect or continue the perfection of any security interest regardless of whether an Event of Default has occurred.  Bank’s appointment as each Borrower’s attorney in fact, and all of Bank’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Bank’s obligation to provide Credit Extensions terminates.

9.3                                 Intentionally Omitted.

9.4                                 Bank Expenses.

If (i) a Borrower fails to pay any amount or furnish any required proof of payment to third persons, in each case to the extent required to be paid or furnished hereunder, (ii) an Event of Default then exists, and (iii) the failure to make such payment impairs either Bank’s access to the Collateral or the value of the Collateral, Bank may make all or part of the payment or obtain insurance policies required in Section 6.5 or pay any other amounts required to preserve the Collateral, and take any action under insurance policies Bank deems prudent.  Any amounts paid by Bank are Bank Expenses, are due and payable in accordance with Section 2.3(b) and will bear interest at the then applicable rate at all times starting on the sixth Business Day immediately following the due date of such Bank Expenses and will be secured by the Collateral.  No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.

9.5                                 Bank’s Liability for Collateral.

If Bank complies with reasonable banking practices and Section 9-207 of the Code, it is not liable for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other person.  The Borrowers bear all risk of loss, damage or destruction of the Collateral.

9.6                                 Remedies Cumulative.

Bank’s rights and remedies under this Agreement, the Loan Documents, and all other agreements are cumulative.  Bank has all rights and remedies provided under the Code, by law, or in equity. Bank’s exercise of one right or remedy is not an election, and Bank’s waiver of any Event of Default is not a continuing waiver. Bank’s delay is not a waiver, election, or acquiescence. No waiver is effective unless signed by Bank and then is only effective for the specific instance and purpose for which it was given.

9.7                                 Demand Waiver.

Except for such notices and demands as are expressly provided for in the Loan Documents, the Borrowers waive demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which the Borrowers are liable.

10.                                 NOTICES

All notices or demands by any party about this Agreement or any other related agreement must be in writing and be personally delivered or sent by an overnight delivery service, by certified mail, postage prepaid, return receipt requested, or by telefacsimile to the addresses set forth at the beginning of this Agreement.  A party may change its notice address by giving the other party written notice.

11.                                 CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER

California law governs the Loan Documents without regard to principles of conflicts of law.  Each Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California.

EACH BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR EACH OF SUCH PARTIES TO ENTER INTO THIS AGREEMENT.  EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

12.                                 GENERAL PROVISIONS

12.1                           Successors and Assigns.

This Agreement binds and is for the benefit of the successors and permitted assigns of each party.  Neither Borrower may assign this Agreement or any rights under it without Bank’s prior written consent which may be granted or withheld in Bank’s discretion.  Bank has the right, without the consent of or notice to either Borrower, to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits under this Agreement; provided, however, that with respect to the sale of a participation interest (i) Bank shall remain the “Bank” for all purposes of this Agreement and the other Loan Documents and the participant receiving the participating interest in the Obligations and the other rights and interests of Bank hereunder shall not constitute a “Bank” hereunder or under the other Loan Documents and Bank’s obligations under this Agreement shall remain unchanged, (ii)  Bank shall remain solely responsible for the performance of such obligations, (iii) the Borrowers and the Bank shall continue to deal solely and directly with each other Bank in connection with Bank’s rights and obligations under this Agreement and the other Loan Documents, (iv) Bank shall not transfer or grant any participating interest under which the participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such participant is participating, (C) release all or substantially all of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such participant through Bank, or (E) change the amount or due dates of scheduled principal repayments or prepayments or premiums, and (v) all amounts payable by the Borrowers hereunder shall be determined as if Bank had not sold such participation.  The rights of any participant only shall be derivative through Bank and no participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to either Borrower, any Guarantor, the Collateral, or otherwise in respect of the Obligations.  No participant shall have the right to participate directly in the making of decisions by Bank.

12.2                           Indemnification.

The Borrowers will jointly and severally indemnify, defend and hold harmless Bank and its officers, employees, and agents against:  (a) all obligations, demands, claims, and liabilities asserted by any other party in connection with the transactions contemplated by the Loan Documents and (b) all losses or Bank Expenses incurred, or paid by Bank from, following, or consequential to transactions between Bank and the Borrowers or any actions of Bank in connection with or relating to this Agreement or any other Loan Document (including reasonable attorneys fees and expenses), except for losses caused by Bank’s gross negligence or willful misconduct, subject to the provisions of Section 12.9.

12.3                           Time of Essence.

Time is of the essence for the performance of all obligations in this Agreement.

12.4                           Severability of Provision.

Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.5                           Amendments in Writing, Integration.

All amendments to this Agreement must be in writing and signed by the Borrowers and Bank.  This Agreement and the Loan Documents represent the entire agreement about this subject matter, and supersede prior negotiations or agreements.  All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement merge into this Agreement and the Loan Documents.

12.6                           Counterparts.

This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, constitute one Agreement.

12.7         Survival.

All covenants, representations and warranties made in this Agreement continue in full force while any Obligations remain outstanding.  The obligations of the Company in Section 12.2 to indemnify Bank will survive until all statutes of limitations for actions that may be brought against Bank have run; provided, however, if all Obligations have been paid in full (other than contingent indemnification obligations) Bank will release all liens upon and security interests in the Collateral.

12.8                           Confidentiality.

In handling any confidential information, Bank will exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made (i) to Bank’s subsidiaries or affiliates in connection with their business with Borrower, (ii) to prospective transferees or purchasers of any interest in the loans (provided, however, Bank shall use commercially reasonable efforts in obtaining such prospective transferee or purchasers agreement of the terms of this provision), (iii) as required by law, regulation, subpoena, or other order, (iv) as required in connection with Bank’s examination or audit and (v) as Bank considers appropriate exercising remedies under this Agreement.  Confidential information does not include information that either: (a) is in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain after disclosure to Bank; or (b) is disclosed to Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information.

12.9                           Attorneys’ Fees, Costs and Expenses.

In any action or proceeding between Borrower and Bank arising out of the Loan Documents, the prevailing party will be entitled to recover its reasonable attorneys’ fees and other reasonable costs and expenses incurred, in addition to any other relief to which it may be entitled.

13.                                 DEFINITIONS

13.1                           Definitions.

In this Agreement:

“Accounts” are all existing and later arising accounts, contract rights, and other obligations owed to a Borrower in connection with its sale or lease of goods (including licensing software and other technology) or provision of services, all credit insurance, guaranties, other security and all merchandise returned or reclaimed by such Borrower and such Borrower’s Books relating to any of the foregoing.

“Adjusted Current Liabilities” is the sum of: (i) the aggregate amount of the Company’s Total Liabilities (on a consolidated basis) which mature within one (1) year plus (ii) Revolving Obligations not already included under (i), minus (iii) the principal amount, if any, of loan obligations funded by industrial revenue bonds previously classified as long-term debt which have been re-classified as short-term debt according to GAAP as a result of any planned sale of a facility securing the payment of obligations owing to the holders of such industrial revenue bonds.

“Adjusted Tangible Assets” means, at any date on a consolidated basis, the total assets of the Company and its Subsidiaries minus the aggregate amount of intangible assets of the Company and its Subsidiaries.

“Advance” or “Advances” is a loan advance (or advances) under the Committed Revolving Line.

“Affiliate” of a Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Bank Expenses” are all reasonable audit fees and expenses and reasonable costs and expenses (including reasonable attorneys’ fees and expenses) for preparing, negotiating, administering, defending and enforcing the Loan Documents (including appeals or Insolvency Proceedings).

“Borrower’s Books” are all books and records maintained by a Borrower including ledgers, records regarding a Borrower’s assets or liabilities, the Collateral, business operations or financial condition and all computer programs or discs or any equipment containing the information.

“Business Day” is any day that is not a Saturday, Sunday or a day on which the Bank is permitted to be closed.

“Change of Control” is (i) any transaction in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended)

other than the current owners of more than five percent (5%) of the shares of any class of Stock then outstanding of the Company becomes the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of greater than thirty five percent (35%) of the shares of all classes of Stock then outstanding of the Company ordinarily entitled to vote in the election of directors or (ii) if any Subsidiary ceases to be 100% owned, directly or indirectly, by the Company, except as a result of a transaction permitted by Section 7.1 or 7.3.

“Code” is the California Uniform Commercial Code.

“Collateral” is the property described on Exhibit A.

“Collateral Access Agreement” means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in Borrower’s Books, Equipment, or Inventory, in each case, in form and substance satisfactory to Bank.

“Committed Revolving Line” is Bank’s commitment to lend up to $15,000,000.

“Company” means 3D Systems Corporation, a Delaware corporation.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (i) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (ii) any obligations for undrawn letters of credit for the account of that Person; and (iii) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices;  but “Contingent Obligation” does not include endorsements in the ordinary course of business.  The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under the guarantee or other support arrangement.

“Control Agreement” means a control agreement, in form and substance satisfactory to Bank, executed and delivered by the Borrower that holds the applicable account, Bank, and the applicable securities intermediary (with respect to a securities account) or bank (with respect to a deposit account).

“Copyrights” are all copyright rights, applications or registrations and like protections in each work or authorship or derivative work, whether published or not (whether or not it is a trade secret) now or later existing, created, acquired or held.

“Credit Extension” is each Advance, outstanding Letter of Credit, FX Forward Contract, or any other extension of credit by Bank for a Borrower’s benefit.

“Daily Balance” is, with respect to each day during the term of this Agreement, the amount of Revolving Obligations outstanding at the end of such day.

“Domestic Tangible Assets” means, at any date, the sum of (i) the combined assets located in the United States of the Company, 3D California, and the Guarantors, minus (ii) assets of the Company and its domestic Subsidiaries consisting of net investment in or receivables from Subsidiaries outside the United States minus (iii) the combined amount of intangible assets of the Company and its domestic Subsidiaries.

“Effective Date” is the date in which the Bank executes this Agreement.

“Equipment” is all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which a Borrower has any interest.

“ERISA” is the Employment Retirement Income Security Act of 1974, and its regulations.

“FX Forward Contract” is defined in Section 2.1.3.

“FX Reserve” is defined in Section 2.1.3.

“GAAP” is generally accepted accounting principles in the United States.

“Guaranties” means the guaranties executed and delivered by the Guarantors for the benefit of Bank, in form and substance satisfactory to Bank.

“Guarantors” means (i) 3D Holdings LLC, a Delaware limited liability company, (ii) 3D Systems Asia Pacific, Ltd., a California corporation, and (iii) 3D Capital Corporation, a California corporation.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations and (d) Contingent Obligations.

“Insolvency Proceeding” are proceedings by or against any Person under the United States Bankruptcy Code, or any other applicable bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Intellectual Property” is:

(a)           Copyrights, Trademarks, Patents, including amendments, renewals, extensions, and all licenses or other rights to use and all license fees and royalties from the use;

(b)           Any trade secrets and any intellectual property rights in computer software and computer software products now or later existing, created, acquired or held;

(c)           All design rights which may be available to a Borrower now or later created, acquired or held;

(d)           Any claims for damages (past, present or future) for infringement of any of the rights above, with the right, but not the obligation, to sue and collect damages for use or infringement of the intellectual property rights above;

All proceeds and products of the foregoing, including all insurance, indemnity or warranty payments.

“Inventory” is present and future inventory in which a Borrower has any interest, including merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or later owned by or in the custody or possession, actual or constructive, of such Borrower, including inventory temporarily out of its custody or possession or in transit and including returns on any accounts or other proceeds (including insurance proceeds) from the sale or disposition of any of the foregoing and any documents of title.

“Investment” is any beneficial ownership of (including Stock, partnership interests or other securities) any Person, or any loan, advance or capital contribution to any Person.

“Letter of Credit” is defined in Section 2.1.2.

“Lien” is a mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Loan Documents” are, collectively, this Agreement, any note, or notes or guaranties executed by a Borrower or Guarantor, and any other present or future agreements between a Borrower or Guarantor and/or for the benefit of Bank in connection with this Agreement, all as amended, extended or restated.

“Material Adverse Change” is defined in Section 8.3.

“Obligations” are debts, principal, interest, Bank Expenses and other amounts either Borrower owes Bank now or later, letters of credit and foreign exchange contracts, if any and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of either Borrower assigned to Bank under the Loan Documents.

“Patents” are patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Permitted Indebtedness” is:

(a)                                  Borrowers’ indebtedness to Bank under this Agreement or any other Loan Document;

(b)                                 Indebtedness existing on the Effective Date and shown on the Schedule;

(c)                                  Subordinated Debt;

(d)                                 Indebtedness owing by a Borrower or any Subsidiary to any other Subsidiary or Borrower;

(e)           Indebtedness consisting of the financing of insurance premiums in the ordinary course of business consistent with past practices;

(f)                                    Indebtedness relating to documentary letters of credit;

(g)           Indebtedness relating to surety bonds and similar obligations incurred in the ordinary course of business;

(h)           Indebtedness consisting of interest rate, currency, or commodity swap agreements, interest rate cap or collar agreements or arrangements designated to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices;

(i)            Indebtedness to trade creditors incurred in the ordinary course of business;

(j)            Indebtedness consisting of capitalized leases and purchase money Indebtedness secured by Permitted Liens;

(k)           Indebtedness incurred in connection with the administration of the cash management systems of Subsidiaries that are not Borrowers or Guarantors, so long as the net Indebtedness in respect thereof does not exceed $3,000,000 at any one time outstanding; and

(l)            Extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness set forth in (a) through (k) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms (when considered as a whole) upon the obligors thereunder, except for payment of any reasonable premium or other reasonable amount paid in connection with such refinancing or increase in principal equal to any commitment existing but unutilized as of the date of such refinancing;

“Permitted Investments” are:

(a)                                  Investments shown on the Schedule and existing on the Effective Date;

(b)           (i) marketable direct obligations maturing within 1 year from their acquisition and issued or unconditionally guaranteed by the United States, any of its agencies, any State, the United Kingdom, Germany, Japan, Italy, or France, (ii) commercial paper maturing no more than 2 years after its creation and having the highest rating from either Standard & Poor’s Corporation or Moody’s Investors Service, Inc., (iii) a bank’s certificates of deposit issued maturing no more than 2 years after issue, (iv) deposit accounts and investment accounts, so long as the assets maintained in such accounts are liquid and, with respect to accounts in the United States and then only to the extent required hereby, Bank has obtained, with respect to each such account, a control agreement reasonably satisfactory to Bank in order to perfect its security interest therein;

(c)           Investments made in accordance with the Company’s written investment policy approved by the Company’s Board of Directors and delivered to Bank on or about the Effective Date;

(d)                                 Investments by a Borrower or Subsidiary in any other Subsidiary or Borrower;

(e)                                  [Intentionally Omitted];

(f)                                    [Intentionally Omitted];

(g)                                 [Intentionally Omitted];

(h)           Investments consisting of (i) (A) travel advances, (B) employee relocation loans and (C) other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of the Company or its Subsidiaries pursuant to employee Stock purchase plans or agreements approved by the Company’s Board of Directors;

(i)            Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, financially troubled customers or suppliers arising in the ordinary course of business;

(j)            Investments (including debt obligations) received in exchange for Permitted Investments after the bankruptcy, reorganization, or restructuring of the issuer of the original Permitted Investment;

(k)           Investments resulting from a Borrower’s exercise of its remedies (including foreclosure) with regards to collateralized Permitted Investments;

(l)            Investments consisting of extensions of credit in the nature of accounts receivable, prepaid royalties, or notes receivable arising from the sale or lease of goods;

(m)          Investments in the ordinary course of business in Patents, research and development, software development or other similar matters so long as such Investments are capitalized in accordance with GAAP;

(n)           Investments consisting of interest rate, currency, or commodity swap agreement, interest rate cap or collar agreements or arrangements designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices;

(o)           Investment in respect of non-cash consideration received in connection with an asset disposition not prohibited hereby; and

(p)           Investments in Persons to the extent resulting from deposits made to secure payment of workers’ compensation, employment insurance, old age pensions, social security or other like obligations incurred in the ordinary course of business.

“Permitted Liens” are:

(a)           Liens existing on the Effective Date and shown on the Schedule or arising under this Agreement or other Loan Documents;

(b)           Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which the Company maintains adequate reserves on its consolidated Books, so long as they have no priority over any of Bank’s security interests;

(c)           Liens (including with respect to capital leases) (i) on property (including accessions, additions, parts, replacements, fixtures, improvements and attachments thereto, and the proceeds thereof) acquired by the Company or its Subsidiaries incurred for financing property including accessions, additions, parts, replacements, fixtures, improvements and attachments thereto, and the proceeds thereof), or (ii) existing on property (including accessions, additions, parts, replacements, fixtures, improvements and attachments thereto, and the proceeds thereof) when acquired, if the Lien under either (i) or (ii) above is confined to such property (including accessions, additions, parts, replacements, fixtures, improvements and attachments thereto, and the proceeds thereof);

(d)           Licenses or sublicenses granted in the ordinary course of the Company’s business and any interest or title of a licensor under any license or sublicense;

(e)           Leases or subleases granted in the ordinary course of the Company’s business, including in connection with the leased premises or leased property of the Company or any of its Subsidiaries;

(f)            Liens on insurance proceeds, return of premiums, and dividends which may become due in connection with the Company’s insurance policies, in each case securing the payment of financed insurance premiums for such policies;

(g)           Liens consisting of pledges of cash, cash equivalents or government securities to secure swap or foreign exchange contracts or letters of credit;

(h)           Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (g), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;

(i)            deposits to secure the performance of bids, trade contracts (other than for borrowed money), contracts for the purchase of property, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case, incurred in the ordinary course of business and not representing an obligation for borrowed money;

(j)            Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 8.4 or 8.7;

(k)           carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(l)            Liens or deposits to secure payment of workers’ compensation, employment insurance, old age pensions, social security or other like obligations incurred in the ordinary course of business;

(m)          easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(n)           customary Liens in favor of a trustee to secure fees and other amounts owing to such trustee under an indenture or other similar agreement; and

(o)           Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company association, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Quick Assets” is, on any date, on a consolidated basis, the Company’s consolidated, unrestricted cash, cash equivalents and Accounts reflected on the Company’s consolidated financial statements (net of reserves therefor), as determined according to GAAP.

“Responsible Officer” is each of the Chief Executive Officer, the President, the Chief Financial Officer, Vice President of Finance, and the Controller of the Company.

“Revolving Maturity Date” is July 1, 2006.

“Revolving Obligations” as of the date of determination the sum of: (i) the aggregate principal amount of all outstanding Advances; plus (ii) the face amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit), plus (iii) the outstanding FX Reserve.

“Rights” as applied to the Collateral, means a Borrower’s rights and interests in, and powers with respect to, that Collateral, whatever the nature of those rights, interests and powers and, in any event, including such Borrower’s power to transfer rights in such Collateral to Bank.

“Schedule” is any attached schedule of exceptions.

“SEC” is defined in Section 6.2.

“Security Agreements” means the Security Agreements executed by each of the Guarantors, securing the obligations of such Guarantor under the applicable Guaranty.

“Stock” means all shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Securities Exchange Act of 1934, as in effect from time to time).

“Stock Pledge Agreements” means: (i) a stock pledge agreement, in form and substance satisfactory to Bank, executed and delivered by 3D Holdings LLC to Bank with respect to the pledge of the Stock of 3D California owned by 3D Holdings LLC and (ii) a stock pledge agreement, in form and substance satisfactory to Bank, executed and delivered by 3D California to Bank with respect to the pledge of 65% of the Stock of 3D California’s foreign Subsidiaries.

“Subordinated Debt” is: (i) those certain 7% convertible subordinated debentures, issued on or about December 19, 2001 in the aggregate principal amount of $10,000,000, (ii) those certain 6% convertible subordinated debentures, issued in November and December 2003 in the aggregate principal amount of $22,704,000, and (iii) other debt incurred by the Company or any of its Subsidiaries and that which is expressly subordinated to all indebtedness owed to Bank under the Loan Documents in a written agreement in a manner and form acceptable to Bank and approved by Bank in writing.

“Subsidiary” is for any Person, or any other business entity of which more than 50% of the voting Stock or other equity interests is owned or controlled, directly or indirectly, by the Person or one or more Affiliates of the Person.

“Tangible Net Worth” is, on any date, the difference, on a consolidated basis, of: (A) the sum of (i) the Company’s consolidated net worth, plus (ii) issued and outstanding preferred Stock, plus (iii) Subordinated Debt, minus, (B) the sum of any amounts attributable to (a) goodwill, plus (b) intangible items such as unamortized debt discount and expense, Patents, trade and service marks and names, Copyrights, acquired technology, licenses, research and development expenses except prepaid expenses, and any other assets classified as intangible assets in accordance with GAAP.

“TNW Additions” means, on a consolidated basis, the cumulative sum (for all quarters ending after the Effective Date but prior to the date of determination) of: (i) 50% of after-tax income available to common shareholders with no deduction for losses, plus (ii) 75% of equity (or equity equivalent) infusions, plus (iii) without duplication of the increase set forth in the (i) and (ii) above, 75% of after-tax net income available to common shareholders that is attributable to a reversal in the allowance for net deferred taxes.

“Total Liabilities” is on any day, obligations that should, under GAAP, be classified as liabilities on the Company’s consolidated balance sheet, including all Indebtedness, and current portion Subordinated Debt due in accordance with its terms within 12 months, but excluding all other Subordinated Debt.

“Trademarks” are trademark and servicemark rights, registered or not, applications to register and registrations and like protections, and the entire goodwill of the business of Assignor connected with the trademarks.

“3D California” is defined in the Preamble.

[Remainder of this page intentionally left blank]

BORROWER:

3D SYSTEMS CORPORATION,

a Delaware corporation

By:	/s/ Fred R. Jones

Title:	Vice President

3D SYSTEMS, INC,

a California corporation

By:	/s/ Fred R. Jones

Title:	Vice President

S-1

[Signature Page to Loan Agreement]

BANK:

SILICON VALLEY BANK

By:	/s/ Mark Turk

Title:	Senior Vice President

Effective Date:	6/30/04

S-2

[Signature Page to Loan Agreement]

EXHIBIT A

The Collateral consists of all of each Borrower’s right, title and interest in and to the following whether owned now or hereafter arising and whether the Borrower has rights now or hereafter has rights therein and wherever located:

All goods and equipment now owned or hereafter acquired, including, without limitation, all machinery, fixtures, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing, wherever located;

All inventory, now owned or hereafter acquired, including, without limitation, all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products including such inventory as is held for sale or lease, or to be furnished under a contract of service or is temporarily out of Borrower’s custody or possession or in transit and including any returns or repossession upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above;

All contract rights and general intangibles now owned or hereafter acquired, including, without limitation, purchase orders, customer lists, route lists, claims, computer discs, computer tapes, literature, reports, catalogs, income tax refunds, payments of insurance, payment intangibles, and rights to payment of any kind, but excluding therefrom all Intellectual Property (as hereinafter defined);

All now existing and hereafter arising accounts (including health-care insurance receivables), contract rights, royalties, license rights and all other forms of obligations owing to Borrower arising out of the sale or lease of goods, the licensing of technology or the rendering of services by Borrower, whether or not earned by performance, and any and all credit insurance, insurance (including refunds) claims and proceeds, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower;

All documents (including negotiable documents), cash, deposit accounts, securities (provided, however, that with respect to foreign subsidiaries, no more than 65% of the outstanding Stock of such subsidiary is Collateral for purposes of this Agreement), securities entitlements, securities accounts, investment property, financial assets, letters of credit, letter of credit rights, money, certificates of deposit, instruments (including promissory notes) and chattel paper (including tangible and electronic chattel paper) now owned or hereafter acquired and Borrower’s Books relating to the foregoing; and

All Borrower’s Books relating to the foregoing, and the computers and equipment containing said books and records, and any and all claims, rights and interests in any of the above and all substitutions for, additions and accessions to and proceeds thereof.

Notwithstanding the foregoing, the Collateral shall not be deemed to include:

A-1

(a)           any copyrights, copyright applications, copyright registration and like protection in each work of authorship and derivative work thereof, whether published or unpublished, now owned or hereafter acquired; any patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same, trademarks, servicemarks and applications therefor, whether registered or not, and the goodwill of the business of Borrower connected with and symbolized by such trademarks, any trade secret rights, including any rights to unpatented inventions, know-how, operating manuals, license rights and agreements and confidential information, now owned or hereafter acquired; or any claims for damage by way of any past, present and future infringement of any of the foregoing (collectively, the “Intellectual Property”), except that the Collateral shall include the proceeds of all the Intellectual Property that are accounts, (i.e. accounts receivable) of Borrower, or general intangibles consisting of rights to payment, if a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in such accounts and general intangibles of Borrower that are proceeds of the Intellectual Property, then the Collateral shall automatically, and effective as of the Effective Date, include the Intellectual Property to the extent necessary to permit perfection of Bank’s security interest in such accounts and general intangibles of Borrower that are proceeds of the Intellectual Property.

(b)           any license or contract rights to the extent (i) the granting of a security interest in it would be contrary to applicable law, or (ii) that such rights are nonassignable by their terms (but only to the extent such prohibition is enforceable under applicable law, including, without limitation, Section 9406, 9407, 9408, and 9409 of the Code) without the consent of the licensor or other party (but only to the extent such consent has not been obtained).

(c)           any equipment or other property in which a Borrower has Rights or the power to transfer Rights and in which a lien or security interest was granted to secure the Company’s obligations under or in respect of the transactions entered into in connection with the $4.9 million original aggregate principal amount loan made by Mesa County, Colorado to 3D Systems Corporation with the proceeds of the $4.9 million variable rate demand industrial development revenue bonds, series 1996 (3D Systems Corporation Project), including, without limitation, all property in which a lien or security interest was granted to Mesa County, Colorado, the trustee under the indenture governing the industrial development revenue bonds and the letter of credit bank that issued (or issues) a letter of credit to support the repayment of such bonds.

A-2

EXHIBIT A-1
LIBOR SUPPLEMENT
TO
LOAN AND SECURITY AGREEMENT

This LIBOR Supplement to Loan and Security Agreement (the “Supplement”) is a supplement to Loan and Security Agreement (the “Loan Agreement”) dated as of the Effective Date between SILICON VALLEY BANK (“Bank”), on the one hand, and 3D SYSTEMS CORPORATION, a Delaware corporation and certain of its Subsidiaries set forth in the signature pages hereto (collectively, joint and severally, “Borrower”), on the other hand, and forms a part of and is incorporated into the Loan Agreement.

1.                                       Definitions.

“Business Day” means a day of the year (a) that is not a Saturday, Sunday or other day on which banks in the State of California or the City of London are authorized or required to close and (b) on which dealings are carried on in the interbank market in which Bank customarily participates.

“Interest Period” means for each LIBOR Rate Loan, a period of approximately one, two, or three months as the Borrower may elect, provided that the last day of an Interest Period for a LIBOR Rate Loan shall be determined in accordance with the practices of the LIBOR interbank market as from time to time in effect, provided, further, in all cases such period shall expire not later than the Revolving Maturity Date.

“Interest Rate” shall mean as to:  (a) Prime Rate Loans, a rate per annum equal to the Prime Rate; and (b) LIBOR Rate Loans, a rate per annum equal to the LIBOR Rate (based on the LIBOR Rate applicable for the Interest Period selected by the Borrower) plus the LIBOR Rate Margin.

“LIBOR Base Rate” means, for any Interest Period for a LIBOR Rate Loan, the rate of interest per annum determined by Bank to be the per annum rate of interest as which deposits in United States Dollars are offered to Bank in the London interbank market in which Bank customarily participates at 11:00 A.M. (local time in such interbank market) two (2) Business Days before the first day of such Interest Period for a period approximately equal to such Interest Period and in an amount approximately equal to the amount of such Loan.

“LIBOR Rate” shall mean, for any Interest Period for a LIBOR Rate Loan, a rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) equal to (i) the LIBOR Base Rate for such Interest Period divided by (ii) 1 minus the Reserve Requirement for such Interest Period.

“LIBOR Rate Loans” means any Advances made or a portion thereof on which interest is payable based on the LIBOR Rate in accordance with the terms hereof.

“LIBOR Rate Margin” means 275 basis points (2.75%).

A-1-1

“Prime Rate” means the variable rate of interest per annum, most recently announced by Bank as its “prime rate,” whether or not such announced rate is the lowest rate available from Bank.  The interest rate applicable to the Prime Rate Loans shall change on each date there is a change in the Prime Rate.

“Prime Rate Loans” means any Advances made or a portion thereof on which interest is payable based on the Prime Rate in accordance with the terms hereof.

“Regulatory Change” means, with respect to Bank, any change on or after the date of this Loan Agreement in United States federal, state or foreign laws or regulations, including Regulation D, or the adoption or making on or after such date of any interpretations, directives or requests applying to a class of lenders including Bank of or under any United States federal or state, or any foreign, laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

“Reserve Requirement” means, for any Interest Period, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D against “Eurocurrency liabilities” (as such term is used in Regulation D) by member banks of the Federal Reserve System.  Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by Bank by reason of any Regulatory Change against (i) any category of liabilities which includes deposits by reference to which the LIBOR Rate is to be determined as provided in the definition of “LIBOR Base Rate” or (ii) any category of extensions of credit or other assets which include Loans.

2.             Requests for Loans; Confirmation of Initial Loans.  Each LIBOR Rate Loan shall be made upon the irrevocable written request of Borrower by facsimile or telephone received by Bank not later than 11:00 a.m.  (Santa Clara, California time) on the Business Day three (3) Business Days prior to the date such Loan is to be made.  Each such notice shall specify the date such LIBOR Rate Loan is to be made, which day shall be a Business Day; the amount of such LIBOR Rate Loan, the Interest Period for such LIBOR Rate Loan, and comply with such other requirements as Bank determines are reasonable or desirable in connection therewith.

Borrower must promptly confirm each request for a LIBOR Rate Loan in writing in the form of a LIBOR Rate Loan Borrowing Certificate as set forth on Exhibit A-2, which shall be duly executed by the Borrower.

Each Prime Rate Loan shall be made upon the irrevocable request of Borrower by facsimile or telephone received by Bank not later than 12:00 noon (Santa Clara, California time) one (1) Business Day prior to the date such Loan is to be made. Borrower must promptly confirm the notification by delivering to Bank the Payment/Advance Form attached as Exhibit B.  Each such notice shall specify the date such Prime Rate Loan is to be made, which day shall be a Business Day and the amount of such Prime Rate Loan, and comply with such other requirements as Bank determines are reasonable or desirable in connection therewith.  The amount of each Prime Rate Loan shall be $1,000,000 or such greater amount which is an integral multiple of $1,000,000.

A-1-2

Bank may make either LIBOR Rate Loans or Prime Rate Loans under the Loan Agreement based on instructions from a Responsible Officer or his or her designee or without instructions as a Prime Rate Loan if such Prime Rate Loan is necessary to meet Obligations which have become due.  Bank may rely on any telephone notice given by a person whom Bank believes is a Responsible Officer or designee. Borrower will indemnify Bank for any loss Bank suffers due to such reliance.

All LIBOR Rate Loans and Prime Rate Loans shall be credited to Borrower’s deposit account.

3.                                       Conversion/Continuation of Loans.

(a)           Borrower may from time to time submit in writing a request that Prime Rate Loans be converted to LIBOR Rate Loans or that any existing LIBOR Rate Loans continue for an additional Interest Period.  Such request shall specify the amount of the Prime Rate Loans which will constitute LIBOR Rate Loans (subject to the limits set forth below) and the Interest Period to be applicable to such LIBOR Rate Loans.  Each written request for a conversion to a LIBOR Rate Loan or a continuation of a LIBOR Rate Loan shall be substantially in the form of a LIBOR Rate Conversion/Continuation Certificate as set forth on Exhibit A-2, which shall be duly executed by the Borrower.  Subject to the terms and conditions contained herein, three (3) Business Days after Bank’s receipt of such a request from Borrower, such Prime Rate Loans shall be converted to LIBOR Rate Loans or such LIBOR Rate Loans shall continue, as the case may be provided that:

(i)            no Event of Default or event which with notice or passage of time or both would constitute an Event of Default exists;

(ii)                                  no party hereto shall have sent any notice of termination of this Supplement or of the Loan Agreement.

(iii)          Borrower shall have complied with such customary procedures as Bank has established from time to time for Borrower’s requests for LIBOR Rate Loans;

(iv)                              no more than ten LIBOR Rate Loans shall be outstanding at any one time;

(v)           the amount of a LIBOR Rate Loan shall be $1,000,000 or such greater amount which is an integral multiple of $1,000,000; and

(vi)          Bank shall have determined that the Interest Period or LIBOR Rate is available to Bank which can be readily determined as of the date of the request for such LIBOR Rate Loan.

Any request by Borrower to convert Prime Rate Loans to LIBOR Rate Loans or continue any existing LIBOR Rate Loans shall be irrevocable.  Notwithstanding anything to the contrary contained herein, Bank shall not be required to purchase United States Dollar deposits in the London interbank market or other applicable LIBOR Rate market to fund any LIBOR Rate Loans, but the provisions hereof shall be deemed to apply as if Bank had purchased such deposits to fund the LIBOR Rate Loans.

A-1-3

(a)           Any LIBOR Rate Loans shall automatically convert to Prime Rate Loans upon the last day of the applicable Interest Period, unless Bank has received and approved a complete and proper request to continue such LIBOR Rate Loan at least three (3) Business Days prior to such last day in accordance with the terms hereof.  Any LIBOR Rate Loans shall, at Bank’s option, convert to Prime Rate Loans in the event that (i) an Event of Default, or event which with the notice or passage of time or both would constitute an Event of Default, shall exist, in which case such LIBOR Rate Loan shall convert at Bank’s option, to a Prime Rate Loan upon the expiration of such LIBOR Rate Loan, (ii) this Supplement or the Loan Agreement shall terminate, or (iii) the aggregate principal amount of the Prime Rate Loans which have previously been converted to LIBOR Rate Loans, or the aggregate principal amount of existing LIBOR Rate Loans continued, as the case may be, at the beginning of an Interest Period shall at any time during such Interest Period exceeds the Committed Line.  Borrower agrees to pay to Bank, upon demand by Bank (or Bank may, at its option, charge Borrower’s loan account) any amounts required to compensate Bank for any loss (excluding, however, loss of anticipated profits), cost or expense incurred by such person, as a result of the conversion of LIBOR Rate Loans to Prime Rate Loans pursuant to any of the foregoing

4.                                       Additional Requirements/Provisions Regarding LIBOR Rate Loans; Etc.

(a)           If for any reason (including voluntary or mandatory prepayment or acceleration), Bank receives all or part of the principal amount of a LIBOR Rate Loan prior to the last day of the Interest Period for such Loan, Borrower shall immediately notify Borrower’s account officer at Bank and, on demand by Bank, pay Bank the amount (if any) by which (i) the interest at the LIBOR Rate applicable to the amount so received exceeds (ii) the interest which would have been recoverable by Bank by placing the amount so received on deposit in the certificate of deposit markets or the offshore currency interbank markets or United States Treasury investment products, as the case may be, for a period starting on the date on which it was so received and ending on the last day of such Interest Period at the interest rate determined by Bank in its reasonable discretion.  Bank’s determination as to such amount shall be conclusive absent manifest error.

(b)           Borrower shall pay to Bank, upon demand by Bank, from time to time such amounts as Bank may determine to be necessary to compensate it for any costs incurred by Bank that Bank determines are attributable to its making or maintaining of any amount receivable by Bank hereunder in respect of any Loans relating thereto (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), in each case resulting from any Regulatory Change which:

(i)            changes the basis of taxation of any amounts payable to Bank under this Supplement in respect of any Loans (other than changes which affect taxes measured by or imposed on the overall net income of Bank by the jurisdiction in which such Bank has its principal office); or

A-1-4

(ii)           imposes or modifies any reserve, special deposit or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of Bank (including any Loans or any deposits referred to in the definition of “LIBOR Base Rate”); or

(iii)          imposes any other condition affecting this Supplement (or any of such extensions of credit or liabilities).

Bank will notify Borrower of any event occurring after the date of the Loan Agreement which will entitle Bank to compensation pursuant to this section as promptly as practicable after it obtains knowledge thereof and determines to request such compensation.  Bank will furnish Borrower with a statement setting forth the basis and amount of each request by Bank for compensation under this Section 4.  Determinations and allocations by Bank for purposes of this Section 4 of the effect of any Regulatory Change on its costs of maintaining its obligations to make Loans or of making or maintaining Loans or on amounts receivable by it in respect of Loans, and of the additional amounts required to compensate Bank in respect of any Additional Costs, shall be conclusive absent manifest error.

(c)           Borrower shall pay to Bank, upon the request of Bank, such amount or amounts as shall be sufficient (in the sole good faith opinion of such Bank) to compensate it for any loss, costs or expense incurred by it as a result of any failure by Borrower to borrow a Loan on the date for such borrowing specified in the relevant notice of borrowing hereunder.

(d)           If Bank shall determine that the adoption or implementation of any applicable law, rule, regulation or treaty regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Bank (or its applicable lending office) or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of Bank or any person or entity controlling Bank (a “Parent”) as a consequence of its obligations hereunder to a level below that which Bank (or its Parent) could have achieved but for such adoption, change or compliance (taking into consideration its policies with respect to capital adequacy) by an amount deemed by Bank to be material, then from time to time, within 15 days after demand by Bank, Borrower shall pay to Bank such additional amount or amounts as will compensate Bank for such reduction.  A statement of Bank claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive absent manifest error.

(e)           If at any time Bank, in its sole and absolute discretion, determines that:  (i) the amount of the LIBOR Rate Loans for periods equal to the corresponding Interest Periods are not available to Bank in the offshore currency interbank markets, or (ii) the LIBOR Rate does not accurately reflect the cost to Bank of lending the LIBOR Rate Loan, then Bank shall promptly give notice thereof to Borrower, and upon the giving of such notice Bank’s obligation to make the LIBOR Rate Loans shall terminate, unless Bank and the Borrower agree in writing to a different interest rate applicable to LIBOR Rate Loans.  If it shall become unlawful for Bank to continue to fund or maintain any Loans, or to perform its obligations hereunder, upon demand by

A-1-5

Bank, Borrower shall prepay the Loans in full with accrued interest thereon and all other amounts payable by Borrower hereunder (including, without limitation, any amount payable in connection with such prepayment pursuant to Section 4(a) of this Exhibit A-1).

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EXHIBIT A-2

LIBOR RATE LOAN BORROWING CERTIFICATE

The undersigned hereby certifies as follows:

I,                                        , am the duly elected and acting                                    of 3D SYSTEMS CORPORATION, a Delaware corporation (“Requesting Borrower”).

This certificate is delivered pursuant to Section 2 of that certain LIBOR Supplement to Loan and Security Agreement together with the Loan and Security Agreement by and between 3D SYSTEMS CORPORATION, a Delaware corporation and certain of its Subsidiaries set forth in the signature pages hereto (collectively, joint and severally, “Borrower”), on the one hand, and Silicon Valley Bank (“Bank”), on the other hand (the “Loan Agreement”).  The terms used in this Borrowing Certificate which are defined in the Loan Agreement have the same meaning herein as ascribed to them therein.

Requesting Borrower hereby requests on                           , 20      a LIBOR Rate Loan as follows:

(a)                                  The date on which the LIBOR Rate Loan is to be made is                         , 20    .

(b)           The amount of the LIBOR Rate Loan is to be                                                          ($                             ), for an Interest Period of                        month(s).

All representations and warranties of Borrower stated in the Loan Agreement are true, correct and complete in all material respects as of the date of this request for a LIBOR Rate Loan; provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date.

IN WITNESS WHEREOF, this LIBOR Rate Loan Borrowing Certificate is executed by the undersigned as of this          day of                           , 20              .

3D SYSTEMS CORPORATION,
a Delaware corporation

By:
Title:

For Internal Bank Use Only

LIBOR Pricing Date	LIBOR Rate	LIBOR Rate Variance	Maturity Date
%

A-2-1

EXHIBIT A-3

LIBOR RATE CONVERSION/CONTINUATION CERTIFICATE

The undersigned hereby certifies as follows:

I,                                                 , am the duly elected and acting                                of 3D SYSTEMS CORPORATION, a Delaware corporation (“Requesting Borrower”).

This certificate is delivered pursuant to Section 2 of that certain LIBOR Supplement to Loan and Security Agreement together with the Loan and Security Agreement by and between 3D SYSTEMS CORPORATION, a Delaware corporation and certain of its Subsidiaries set forth in the signature pages hereto (collectively, joint and severally, “Borrower”), on the one hand, and Silicon Valley Bank (“Bank”), on the other hand (the “Loan Agreement”).  The terms used in this LIBOR Rate Conversion/Continuation Certificate which are defined in the Loan Agreement have the same meaning herein as ascribed to them therein.

Requesting Borrower hereby requests on                           , 20     a LIBOR Rate Loan (the “Loan”) as follows:

(a)	(i) A rate conversion of an existing Prime Rate Loan from a Prime Rate Loan to a LIBOR Rate Loan; or

(ii) A continuation of an existing LIBOR Rate Loan as a LIBOR Rate Loan;

[Check (i) or (ii) above]

(b)                                 The date on which the LIBOR Rate Loan is to be made is                          20    .

(c)           The amount of the LIBOR Rate Loan is to be                                      ($                             ), for an Interest Period (if applicable) of                        month(s).

A-3-1

IN WITNESS WHEREOF, this LIBOR Rate Conversion/Continuation Certificate is executed by the undersigned as of this          day of                   , 20          .

3D SYSTEMS CORPORATION,
a Delaware corporation

By:
Title:

For Internal Bank Use Only

LIBOR Pricing Date	LIBOR Rate	LIBOR Rate Variance	Maturity Date
%

A-3-2

EXHIBIT B

LOAN PAYMENT/ADVANCE TELEPHONE REQUEST FORM

DEADLINE FOR SAME DAY PROCESSING IS 12:00 NOON., P.S.T.

TO: CENTRAL CLIENT SERVICE DIVISION	DATE:

FAX#: (408) 496-2426	TIME:

FROM: 3D SYSTEMS CORPORATION

CLIENT NAME (BORROWER)

LOAN NUMBER:

REQUESTED BY:

AUTHORIZED SIGNER’S NAME

AUTHORIZED SIGNATURE:

PHONE NUMBER:

FROM ACCOUNT #                               TO ACCOUNT #

REQUESTED TRANSACTION TYPE	REQUESTED DOLLAR AMOUNT

PRINCIPAL INCREASE (ADVANCE)	$
PRINCIPAL PAYMENT (ONLY)	$
INTEREST PAYMENT (ONLY)	$
PRINCIPAL AND INTEREST (PAYMENT)	$

OTHER INSTRUCTIONS:

All Borrower’s representations and warranties in the Loan and Security Agreement are true, correct and complete in all material respects on the date of the telephone request for an Advance confirmed by this Borrowing Certificate; but those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of that date.

BANK USE ONLY

TELEPHONE REQUEST:

The following person is authorized to request the loan payment transfer/loan advance on the advance designated account and is known to me.

B-1

Authorized Requester	Phone #

Received By (Bank)	Phone #

Authorized Signature (Bank)

B-2

EXHIBIT C

COMPLIANCE CERTIFICATE

TO:	SILICON VALLEY BANK

FROM:	3D Systems Corporation
26081 Avenue Hall
Valencia CA 91355

The undersigned authorized officer of 3D Systems Corporation (“Borrower”) certifies that under the terms and conditions of the Loan and Security Agreement between Borrower and Bank (the “Agreement”), (i) Borrower is in complete compliance for the period ending                                with all required covenants except as noted below and (ii) all representations and warranties in the Agreement are true and correct in all material respects as of the date of this certificate.  In addition, the undersigned authorized officer of Borrower certifies that Borrower and each Subsidiary (i) has timely filed all required tax returns and paid, or made adequate provision to pay, all material taxes, except those being contested in good faith with adequate reserves under GAAP and (ii) does not have any legal actions pending or threatened against Borrower or any Subsidiary which Borrower has not previously notified in writing to Bank. Attached are the required documents supporting the certification.  The Officer certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) consistently applied from one period to the next except as explained in an accompanying letter or footnotes.  The Officer acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies

Quarterly financial statements + CC	Quarterly within 45 days	Yes	No
Annual (Audited)	FYE within 90 days	Yes	No
Annual Projections	Within 30 days after FYE	Yes	No

Financial Covenant	Required	Actual	Complies

Maintain on a Quarterly Basis:
Minimum Quick Ratio (Adjusted):
On or before 9/30/2004	.90:1.00	:1.00	Yes	No
On and at all times after 12/31/2004	1.00:1.00	:1.00	Yes	No
Minimum Tangible Net Worth	$22,000,000(1)	$	Yes	No
Adjusted Total Liabilities to Tangible
Net Worth:
On or before 9/30/2004	2.10:1.00	:1.00	Yes	No
On and at all times after 12/31/2004	2.00:1.00	:1.00	Yes	No
Minimum Deposits
(if Revolving Obligations > $5,000,000)	66.67% of
	Revolving Obligations		Yes	No

Borrower only has deposit accounts located at the following institutions:                                       .

(1)  This number will increase by an amount equal to the TNW Additions.

C-1

Has Borrower filed any new Copyright applications?	Yes / No

Registered Copyrights:	BANK USE ONLY

Received by:
AUTHORIZED SIGNER

Date:

Verified:
AUTHORIZED SIGNER

Date:

	Compliance Status:	Yes No

Comments Regarding Exceptions:  See Attached.

Sincerely,

3D Systems Corporation

SIGNATURE

TITLE

DATE

C-2